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The Lamson & Sessions Co. and Subsidiaries

EXHIBIT (11) - COMPUTATION OF EARNINGS PER COMMON SHARE
                                                                         FISCAL YEARS ENDED
                                                     ------------------------------------------------------------
                                                           1994                  1993                   1992
                                                     ---------------       ---------------        ---------------
 PRIMARY:
   Average common shares outstanding                  $  13,239,255         $  13,210,042          $  13,197,005
   Average common share equivalents:
    Stock options and warrants - based on
    treasury stock method using average
    market price                                            143,376                 46,997                54,777
                                                     ---------------       ---------------        ---------------
 TOTALS:                                              $  13,382,631         $   13,257,039         $  13,251,782

 FULLY DILUTED:
   Average common shares outstanding                  $  13,239,255         $   13,210,042         $   13,197,005
   Average common share equivalents:
    Stock options and warrants - based on
    treasury stock method                                   153,203                 46,997                 63,555
                                                     ---------------       ---------------        ---------------
 TOTALS:                                              $  13,392,458         $   13,257,039         $   13,260,560


 Net Earnings (Loss) from continuing operations       $   4,256,000         $  (3,117,000)         $  (8,500,000)
 Discontinued Operations                                 (9,930,000)           (2,674,000)           (10,956,000)
 Accounting Change                                                                                   (26,860,000)
                                                     ---------------       ---------------        ---------------
 Net Earnings (Loss)                                  $  (5,674,000)        $  (5,791,000)         $ (46,316,000)
                                                     ===============       ===============        ===============


 Earnings (Loss) per common share and
 common share equivalent
 Primary
   Earnings (Loss) from continuing operations         $         .32         $        (.24)         $        (.64)
   Discontinued Operation                                      (.74)                 (.20)                  (.83)
   Accounting Change                                                                                       (2.03)
                                                     ---------------       ---------------        ---------------
   Net Earnings (Loss)                                $        (.42)        $        (.44)         $       (3.50)
                                                     ===============       ===============        ===============


 Fully Diluted
   Earnings (Loss) from continuing operations         $         .32         $        (.24)         $        (.64)
   Discontinued operations                                     (.74)                 (.20)                  (.83)
   Accounting Change                                                                                       (2.03)
                                                     ---------------       ---------------        ---------------
   Net Earnings (Loss)                                $        (.42)        $        (.44)         $       (3.50)
                                                     ===============       ===============        ===============
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